                                                                    EXHIBIT 10.4


                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                             (W. Bradley Blair, II)

                                February 25, 2001

                  THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "AGREEMENT") is dated as of February 25, 2001 (the "EFFECTIVE DATE"), between Golf Trust of America, Inc., a Maryland corporation, having its principal place of business at 14 North Adger's Wharf, Charleston, South Carolina 29401 (the "COMPANY"), and W. Bradley Blair, II, an individual (the "EXECUTIVE").

                  THE COMPANY AND THE EXECUTIVE ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

                  A. the Executive has been an executive of the Company employed under that certain Employment Agreement dated as of February 7, 1997 (the "ORIGINAL AGREEMENT"), which employment commenced on the date of the closing of the Company's initial public offering, on February 12, 1997 (the "COMMENCEMENT DATE");

                  B. the Executive and the Company agreed to amend the Original Agreement pursuant to an agreement dated November 7, 1999 (the "Existing Agreement");

                  C. the Executive desires to remain in the employ of the Company;

                  D. the Company values the Executive's knowledge and familiarity with the business of the Company and desires to assure itself of the continued services of the Executive; and

                  E. the Company and the Executive desire to amend and restate the Existing Agreement in its entirety as set forth below.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

                  2. TERM. The term of this Agreement commenced on the Commencement Date, and will terminate four (4) years after the Company delivers a written notice to the Executive that the Company elects to allow the employment term to expire in accordance with this Agreement (a "Notice of Non-Renewal"). (The notice of non-renewal delivered under the Existing Agreement on February 6, 2001 is hereby deemed to be withdrawn and shall not affect this Agreement.) Such term in its full duration is herein referred to as the "EMPLOYMENT TERM," and the period of the Executive's actual employment under this Agreement consisting of the Employment Term as may be terminated early pursuant to
Section 5, is herein referred to as the "EMPLOYMENT PERIOD."

                  3. POSITION.


                     (a) TITLE AND POSITION. During the Employment Period, the Executive shall be employed as an executive officer of the Company with the title of President and Chief Executive Officer or in such other executive position as the Board of Directors of the Company (the "BOARD," which term shall also include the board of directors or board of trustees of any successor in interest to the Company) may from time to time determine with the consent of the Executive. In addition, for so long as the Executive is an employee of the Company and is elected by the Company's stockholders, the Executive hereby agrees to serve as a member of the Board. The Executive understands that his position as a member of the Board is subject to nomination by the Board. In the performance of his duties as an officer, the Executive shall be subject to the direction of the Board, and shall not be required to take direction from or report to any other person. The Executive's duties and authority shall be commensurate with his title and position with the Company.

                     (b) PLACE OF EMPLOYMENT. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company's place of business in Charleston, South Carolina; PROVIDED, HOWEVER, that the Company may require the Executive to travel to other locations on the Company's business.

                     (c) DUTIES. The Executive shall devote commercially reasonable efforts and substantially full working time and attention to the promotion and advancement of the Company and its welfare. The Executive shall serve the Company faithfully and to the best of his ability, and shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to him from time to time by or under, and in accordance with, the authority and direction of the Board. The Company shall retain the right to direct and control the means and methods by which the Executive performs the above services.

                     (d) OTHER ACTIVITIES. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion) and except as may be set forth in Section 9 of this Agreement, the Executive, during the Employment Period, will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its affiliates. Notwithstanding the foregoing, the Company agrees that the Executive (or affiliates of the Executive) shall be permitted
(i) to undertake the activities set forth in Section 9, and (ii) to make any other passive personal investment that is not in a business activity competitive with the Company.

                  4. COMPENSATION AND RELATED MATTERS.

                     (a) BASE SALARY. The Company shall pay the Executive a base salary at a rate of Three Hundred Sixty Thousand Dollars ($360,000) per year ("Base Salary") through the end of 2001. The Executive's base salary for each succeeding calendar year shall, at a minimum, be increased over the salary in effect at the end of the immediately preceding year by a factor measured by the increase, if any, during such preceding year in the Consumer Price Index for Wage Earners and Clerical Workers (as published by the Bureau of Labor Statistics). The Base Salary may further be increased, but not decreased, in succeeding years by an amount determined by the Compensation Committee of the Board in its sole discretion. All salary shall be paid according to the standard payroll practices of the Company (regarding, E.G., timing of payments, standard employee deductions, income tax withholdings, social security deductions, and etc.) as in place from time to time.

                     (b) BUSINESS AND PROFESSIONAL EXPENSES. The Company shall reimburse the Executive for (i) personal expenditures incurred by the Executive in connection with the conduct of the Company's business including, without limitation, a prospectively paid automobile allowance, and (ii) reasonable expenditures incurred by the Executive in connection with maintaining his professional standing including, without limitation, bar association dues and fees and continuing legal education expenses, in every case upon presentation of sufficient evidence of such expenditures as may be required by the Company's policies as in place from time to time.

                     (c) BENEFIT PLAN ELIGIBILITY. During the Employment Period, the Executive shall be entitled to participate in any benefit plans that are made generally available to executive officers of the Company from time to time, including, without limitation, any deferred compensation, health, dental, life insurance, longterm disability insurance, retirement, pension or 401(k) savings plan. Nothing in this Section 4(c) is intended, or shall be construed, to require the Company to institute or to continue any, or any particular, plan or benefit.

                     (d) PERFORMANCE BONUS. Unless and until the stockholders of the Company approve a plan for the liquidation and dissolution of the Company (a "PLAN OF LIQUIDATION"), the Compensation Committee of the Board may establish and administer a performance bonus program for the Executive to provide for payment of a (cash and/or non-cash consideration) bonus to the Executive upon the achievement of certain performance objectives to be established by the Compensation Committee for the Executive. If such a program is established, the Compensation Committee of the Board shall monitor, review and modify the program from time to time as necessary to reflect the Executive's contributions to the Company. Following stockholder approval of a Plan of Liquidation, no bonus program (or additional bonus program, as the case may be) will be established (except in the event that the Plan of Liquidation is withdrawn by a stockholder vote or is otherwise cancelled or terminated); PROVIDED that stockholder approval of a Plan of Liquidation shall not (except as otherwise expressly provided herein or with respect to an award) affect any of the Executive's rights under a bonus program that accrued prior to such stockholder approval event.

                     (e) STOCK INCENTIVE PLAN. Unless and until the stockholders of the Company approve a Plan of Liquidation, the Compensation Committee of the Board shall establish and administer one or more stock-based incentive plans in which the Executive shall be eligible to participate according to their terms. Following stockholder approval of a Plan of Liquidation, no additional stock-based incentive awards will be granted (except in the event that the Plan of

Liquidation is withdrawn by a stockholder vote or is otherwise cancelled or terminated); PROVIDED that stockholder approval of a Plan of Liquidation shall not (except as otherwise expressly provided herein or with respect to an award) affect any of the Executive's rights under an incentive award that was granted prior to such stockholder approval event.

                  (f) FRINGE BENEFITS. The Executive will be entitled to fringe benefits as may be determined or granted from timetotime under the authority of the Board; PROVIDED, HOWEVER, that the Company shall provide the fringe benefits authorized by the Board on April 25, 1997 (which resolution is attached to this Agreement as EXHIBIT A) and shall not reduce or modify those benefits in a manner adverse to the Executive without the written consent of the Executive.

                  (g) VACATION AND HOLIDAYS. The Executive shall be entitled to four (4) weeks (twenty (20) business days) of paid vacation time in each calendar year on a prorated basis. The Executive shall be entitled to all paid Company holidays.

                  (h) DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION. The Company shall maintain insurance to insure the Executive against any claim arising out of an alleged wrongful act by the Executive while acting as a director or officer of the Company in an amount deemed reasonable by the Company, PROVIDED that the amount of such occurrence-based policy of insurance shall at no time be lower than that in effect on the date of this Agreement. The Company shall further indemnify and exculpate from money damages the Executive to the fullest extent permitted under applicable law.

                  (i) PERFORMANCE REVIEWS. At the end of each fiscal year, the Board or the Compensation Committee thereof will review the Executive's job performance and will provide the Executive a written review of the Executive's job performance during the prior year and implement any Board authorized revisions to the Executive's position, compensation and duties at the Company; PROVIDED, HOWEVER, that the provisions set forth in this Agreement with respect to the Executive's compensation, and other terms and conditions of the Executive's employment at the Company shall not be modified by the Compensation Committee or the Board in a manner which would result in less favorable or less beneficial terms or conditions thereof being imposed on the Executive without the Executive's full concurrence and consent. The Executive shall have no right to a performance review-related bonus following stockholder approval of a Plan of Liquidation (except in the event that the Plan of Liquidation is withdrawn by a stockholder vote or is otherwise cancelled or terminated).

                  4.A ADDITIONAL BONUS PAYMENTS AND BONUS OPPORTUNITIES.

                     (a) STAY BONUS/ACCELERATED VESTING. In recognition of services previously rendered by the Executive, (i) the Company shall pay to the Executive a one-time bonus of $1,233,907 in cash (the "STAY BONUS") as soon as administratively practicable after the execution of this Agreement, (ii) the vesting of all stock-related compensation previously granted to the Executive and currently outstanding shall automatically accelerate upon the execution of this Agreement and thereupon become fully vested; PROVIDED, HOWEVER, that all future stock-related compensation shall continue to be subject to the other terms and conditions of the plan under which it was granted, if any, as such plan may be amended from time to time in accordance with its terms, and subject to the other terms and conditions of any applicable award agreement. As provided by the existing promissory notes from Executive to the Company, as amended, all indebtedness of Executive to either Golf Trust of America, Inc. or Golf Trust of America, L.P., shall be forgiven upon the Board of Directors' approval of the Plan of Liquidation.

                     (b) MILESTONE PAYMENTS.


                         (i) In the event the Board approves the Plan of
Liquidation, the Company shall make the cash payments specified below (each a "MILESTONE PAYMENT") to the Executive upon the occurrence of the events specified below, which payments are in recognition of Executive's services from the date of such Board approval through the date of such payment, and which payments are intended to replace the normal performance bonus and stock awards that Executive will no longer be eligible for upon stockholder approval of the Plan of Liquidation.


         PERFORMANCE MILESTONE                                                                     PAYMENT
         ---------------------                                                                     -------



         (A)      Later of (1) stockholder approval of a Plan of Liquidation or
                  (2) repayment of all unsecured debt* of the Company
                  and the Operating Partnership..............................................$1,645,210.00

         (B)      Later of (1) repayment of all unsecured debt* of the Company and the Operating Partnership or (2) twelve months following
                  Board approval of a Plan of Liquidation....................................$1,233,907.00


         * Excluding routine trade creditor debt not yet due and excluding debt that the Company and/or the Operating Partnership have agreed to keep outstanding for the benefit of limited partners.

                         (ii) The Milestone Payments shall be paid upon the
occurrence of the events specified above, regardless of whether any other element of the Plan of Liquidation has been, or is possible of being, achieved.

                         (iii) The Milestone Payments shall accrue interest at
the Bank of America Prime Rate from the date of stockholder approval of the Plan of Liquidation. Interest shall accrue separately on each Milestone Payment and shall be payable, if at all, together with the applicable Milestone Payment.

                         (iv) Notwithstanding anything herein to the contrary,
if the Executive becomes entitled to Severance Payments under any other provision of this Agreement, the amount of such Severance Payments otherwise payable shall be reduced by the amount of the Stay Bonus and the amount of each Milestone Payment previously paid or then payable (including those that become payable under Section 4.A(b)(v)(B), below) and ultimately paid.

                         (v) (A) Each Milestone Payment shall not be payable if
the Executive is not employed by the Company on the date on which the milestone event occurs, as a consequence of the Executive's employment being terminated pursuant to Section 5(a), 5(b), termination by the Company with Good Reason pursuant to Section 7(c)(i) or resignation by the Executive without Good Cause pursuant to Section 7(d)(ii). (B) Each Milestone Payment theretofore unpaid shall be payable, regardless of whether the milestone event has occurred, upon Voluntary Resignation for Good Cause pursuant to Section 7(d)(i) or upon a termination without Good Reason pursuant to Section 7(c)(ii).

                     (c) REDUCTION IN EMPLOYMENT TERM. Following stockholder approval of a Plan of Liquidation, notwithstanding Section 7(c)(ii), the Board shall have the right, upon forty-five (45) days written notice, to terminate the Executive's employment without cause and without the obligation to make any payments to the Executive pursuant to Section 7(c)(ii); provided, however, that such right may not be exercised until the later of (1) the date on which the final Milestone Payment is paid or (2) the date that is the eighteen (18) month anniversary of the Board's approval of the Plan of Liquidation.

                     (d) NON-RECOURSE TAX LOANS SECURED BY STOCK. Upon each non-cash benefit in accordance with this Section 4.A (e.g., stock award acceleration provided above) and the debt forgiveness provided under the terms of the Executive's existing promissory notes in connection with the Board's adoption of a Plan of Liquidation, the Company shall offer to make a non-recourse loan to Executive to fund the personal income tax liability and employment tax withholding obligations resulting from such benefit (other than any liability payable by the Company pursuant to Section 7(i) of this Agreement) which loan (i) shall be evidenced by a promissory note substantially in the form of EXHIBIT B attached hereto and (ii) shall be non-recourse to the Executive but shall be secured, pursuant to a pledge agreement substantially in the form of EXHIBIT C attached hereto, by a number of shares of Company common stock having a then-current market value (based on the most recent closing price of the Common Stock prior to the Effective Date) approximately equal to (but not less than) the principal amount of the loan (the "Pledged Shares").

                   5. TERMINATION. The Executive's employment hereunder shall be, or may be, as the case may be, terminated under the following circumstances:

                     (a) DEATH. The Executive's employment under this Agreement shall terminate upon his death.


                     (b) DISABILITY. The Executive's employment under this Agreement shall terminate upon the Executive's physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform his duties under this Agreement for more than one hundred twenty (120) days during any one hundred eighty (180) day period.

                     (c) EMPLOYMENT-AT-WILL; TERMINATION BY COMPANY FOR ANY REASON. The Executive's employment hereunder is "at will" and may be terminated by the Company at any time with or without Good Reason (as defined in Section 7(c) below), by a majority vote of all of the members of the Board of Directors upon written Notice of Termination (as defined below) to Executive, subject only to the provisions specifically set forth in Section 4.A, above, or
Section 7, below.

                     (d) VOLUNTARY RESIGNATION. The Executive may voluntarily resign his position and terminate his employment with the Company at any time by delivery of a written notice of resignation to the Company (the "NOTICE OF RESIGNATION"). The Notice of Resignation shall set forth the date such resignation shall become effective (the "DATE OF RESIGNATION"), which date shall in any event, be at least ten (10) days and no more than thirty (30) days from the date the Notice of Resignation is delivered to the Company. The Notice of Resignation shall be sufficient notice under Section 2 above to prevent the automatic extension of this Agreement, if timely given according to the terms of
Section 2.

                     (e) NOTICE. Any termination of the Executive's employment by the Company shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The Notice of Termination shall be sufficient notice under Section 2 above to prevent the automatic extension of this Agreement, if timely given according to the terms of Section 2.

                     (f) DATE OF TERMINATION. "DATE OF TERMINATION" shall mean
(i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated by reason of his disability, the date of the opinion of the physician referred to in Section 5(b), above; (iii) if the Executive's employment is terminated by the Company for Good Reason or without Good Reason by the Company pursuant to Section 5(c) above, the date specified in the Notice of Termination; and (iv) if the Executive voluntarily resigns pursuant to Section 5(d) above, the Date of Resignation set forth in the Notice of Resignation.

         6.       OBLIGATIONS UPON TERMINATION.

                  (a) RETURN OF PROPERTY. The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period.

                  (b) COMPLETE RESIGNATION. Upon the expiration of the Employment Period or any termination of employment under Section 5 above, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries.

                  (c) SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND OTHER PROVISIONS. The representations and warranties contained in this Agreement and the parties' obligations under Section 4(h), Section 4.A, this Section 6, Sections 7 through 9, and Sections 16 through 18, inclusively, shall survive termination of the Employment Period and the expiration of this Agreement.

                  (d) RELEASE. In exchange for the Company entering into this Agreement, the Executive agrees that, at the time of his resignation or termination from the Company, he will resign from the Board and will execute a release acceptable to the Company of all liability of the Company and its officers, stockholders, employees and directors to the Executive in connection with or arising out of his employment with the Company, except with respect to
(i) any thenvested rights under any of the Company's stock incentive plans or in connection with other stock-based compensation; (ii) any deferred compensation held in trust under the Company's Deferred Compensation Plan; (iii) any Stay Bonus, Milestone Payments, Severance Payments or benefits which may be, or may become, payable to him under Section 4(h), Section 4.A or Section 7 or other provisions of this Agreement; and (iv) any continuation of health or other benefit plans in accordance with this Agreement or as may be required by law.

                  7. COMPENSATION UPON TERMINATION. The Executive shall be entitled to the following post-termination payments:

                     (a) DEATH. If the Executive's employment is terminated by reason of death pursuant to Section 5(a), the Company shall pay the Executive his base salary payable under Section 4(a) as in effect on the Date of Termination PLUS the greater of (1) the average value of the cash and non-cash consideration received by Executive as a performance bonus in years 1997, 1998 and 1999 (which average is equal to $982,194) or (2) the value of the then-most-recent calendar year's annual cash and non-cash consideration received by Executive as a performance bonus (the "SEVERANCE PAYMENTS"), paid in semi-monthly installments for the greater of (i) three (3) years following the Date of Termination, or (ii) the time period beginning on the Date of Termination and ending on the final day of the final Employment Term determined according to Section 2, above. In addition, immediately prior to the Date of Termination the vesting of all stock-related compensation previously granted to the Executive shall be accelerated such that none of such compensation is subject to forfeiture and such that any stock options or similar rights previously granted to the Executive shall become immediately vested and exercisable; PROVIDED, HOWEVER, that all stock-related compensation shall be subject to the plan under which it was granted, if any, as such plan may be amended from time to time in accordance with its terms. In addition, during the greater of the time periods in the preceding clauses (i) and (ii), the Executive, his estate and dependents shall continue to participate, at their option, in all benefit plans described in Section 4(c) and shall continue to receive all fringe benefits described in Section 4(f) in each case substantially comparable to those in effect on the day before the Date of Termination. Thereafter, at their own expense, the Executive's dependents shall be entitled to any continuation of health insurance coverage rights required by any applicable law.

                     (b) DISABILITY. If the Executive's employment is terminated by reason of disability pursuant to Section 5(b), the Executive shall receive Severance Payments for the greater of (i) three (3) years following the Date of Termination, or (ii) the time period beginning on the Date of Termination and ending on the final day of the final Employment Term determined according to
Section 2, above; PROVIDED, HOWEVER, that Severance Payments otherwise payable to the Executive under this Section 7(b) shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such Severance Payment under any disability benefit plan of the Company. In addition, immediately prior to the Date of Termination the vesting of all stock-related compensation previously granted to the Executive shall be accelerated such that none of such compensation is subject to forfeiture and such that any stock options or similar rights previously granted to the Executive shall become immediately vested and exercisable; PROVIDED, HOWEVER, that all stock-related compensation shall be subject to the plan under which it was granted, if any, as such plan may be amended from time to time in accordance with its terms. In addition, during the greater of the time periods in the preceding clauses (i) and (ii), the Executive shall continue to participate, at his option, in all benefit plans described in Section 4(c) and shall continue to receive all fringe benefits described in Section 4(f) in each case substantially comparable to those in effect on the day before the Date of Termination. Thereafter, at the Executive's own expense, the Executive and his dependents shall be entitled to any continuation of health insurance coverage rights required by any applicable law.

                     (c) TERMINATION BY COMPANY.

                         (i) FOR GOOD REASON. If the Executive's employment is
terminated by the Company pursuant to Section 5(c) for Good Reason (as defined below), the Company shall pay the Executive his base salary and any bonus due and payable pursuant to Section 4(d) through the Date of Termination. In addition, the Executive shall be entitled to retain such stock-based compensation (including, without limitation, shares of restricted stock and/or options to purchase securities of the Company granted or sold to the Executive pursuant to the terms and conditions of any of the Company's stock incentive plans or otherwise) as has vested as of the Date of Termination. At the Executive's own expense, the Executive and his dependents shall also be entitled to any continuation of health insurance coverage rights required by any applicable law.

                         (ii) WITHOUT GOOD REASON. Except as otherwise
provided in Section 4.A, if the Executive's employment is terminated by the Company pursuant to Section 5(c) without any Good Reason, the Company shall pay the Executive the Severance Payment for the greater of (A) three (3) years following the Date of Termination, or (B) the time period beginning on the Date of Termination and ending on the final day of the final Employment Term determined according to Section 2, above. In addition, immediately prior to the Date of Termination the vesting of all stock-related compensation previously granted to the Executive shall be accelerated such that none of such compensation is subject to forfeiture and such that any stock options or similar rights previously granted to the Executive shall become immediately vested and exercisable; PROVIDED, HOWEVER, that all stock-related compensation shall be subject to the plan under which it was granted, if any, as such plan may be amended from time to time in accordance with its terms. In addition, during the greater of the time periods in the preceding clauses
(A) and (B), the Executive shall continue to participate, at his option, in all benefit plans described in Section 4(c) and shall continue to receive all fringe benefits described in Section 4(f) in each case substantially comparable to those in effect on the day before the Date of Termination. Thereafter, at the Executive's own expense, the Executive and his dependents shall be entitled to any continuation of health insurance coverage rights required by any applicable law.

                         (iii) "GOOD REASON" means a finding by the Board that
(A) the Executive materially breached any of the material terms of this Agreement; or (B) the Executive acted with gross negligence, willful misconduct or fraudulently in the performance of his duties hereunder; PROVIDED, however, that if the Board elects, in its sole discretion, to give Executive a warning and opportunity to cure the material breach or other conduct that is alleged to constitute Good Reason and if the Executive does effect such a cure within the cure period specified by the Board, then such default shall no longer constitute "Good Reason" under this Agreement. As of the Effective Date (and as of the date of any Milestone Payment under Section 4.A unless the Company informed the Executive otherwise), the Company represents (or will represent with respect to Milestone Payments as aforesaid to the extent of the then applicable known facts) to the Executive that the Board has no actual knowledge that the Executive has materially breached any of the material terms of this Agreement or that the Executive has acted with gross negligence, willful misconduct or fraudulently in the performance of his duties hereunder.

                     (d) VOLUNTARY RESIGNATION.

                         (i) FOR GOOD CAUSE. Except as otherwise provided in
Section 4.A, if the Executive terminates his employment with the Company pursuant to Section 5(d) for Good Cause (as defined below), the Company shall pay the Executive the Severance Payment for the greater of (A) three (3) years following the Date of Termination, or (B) the time period beginning on the Date of Termination and ending on the final day of the final Employment Term determined according to Section 2, above. In addition, immediately prior to the Date of Termination the vesting of all stock-related compensation previously granted to the Executive shall be accelerated such that none of such compensation is subject to forfeiture and such that any stock options or similar rights previously granted to the Executive shall become immediately vested and exercisable; PROVIDED, HOWEVER, that all stock-related compensation shall be subject to the plan under which it was granted, if any, as such plan may be amended from time to time in accordance with its terms. In addition, during the greater of the time periods in the preceding clauses
(A) and (B), the Executive shall continue to participate, at his option, in all benefit plans described in Section 4(c) and shall continue to receive all fringe benefits described in Section 4(f) in each case substantially comparable to those in effect on the day before the Date of Termination. Thereafter, at the Executive's own expense, the Executive and his dependents shall be entitled to any continuation of health insurance coverage rights required by any applicable law.

                         (ii) WITHOUT GOOD CAUSE. If the Executive terminates
his employment with the Company pursuant to Section 5(g) without Good Cause, the Company shall have no obligation to compensate the Executive following the Date of Resignation. However, the Executive shall be entitled to retain such stock-based compensation (including, without limitation, shares of restricted stock and/or options to purchase securities of the Company granted or sold to the Executive pursuant to the terms and conditions of any of the Company's stock incentive plans or otherwise) as has vested as of the Date of Termination. In any event, at the Executive's own expense, the Executive and his dependents shall be entitled to any continuation of health insurance coverage rights required by any applicable law.

                         (iii) "GOOD CAUSE" means the occurrence, without the
express written consent of the Executive, of any of the following events, unless in the case of (A) and (B) below, such event is substantially corrected by the Company within forty-five (45) days following written notification by the Executive to the Company that he intends to terminate his employment under this Agreement because of such event:

         (A) any reduction or diminution in the compensation, benefits or responsibilities of the Executive without his written consent;

         (B) any material breach or material default by the Company under any material provision of this Agreement;

         (C) any relocation of the Company's principal place of business from Charleston County, South Carolina; or

         (D)      any Change in Control (as defined below).

                         (iv) "CHANGE IN CONTROL" means the occurrence of any of
the following
events after the effective date of the first initial public offering of the Company's common stock:

         (A) (1) the stockholders approve a plan relating to the merger of the Company, and such merger is consummated; or (2) the stockholders adopt a plan relating to the complete liquidation of the Company (other than the plan approved by the Board on February 25, 2001 or any amendment thereto), and such plan is substantially completed;

         (B) a Person (as defined below) directly or indirectly becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than twenty-five percent (25%) of the total voting power of the total outstanding voting securities of the Company on a fully diluted basis; PROVIDED, HOWEVER, that beneficial ownership of partnership units in Golf Trust of America, L.P. shall not be considered beneficial ownership of voting securities of the Company;

         (C) a Person directly or indirectly acquires or agrees to acquire all or substantially all of the assets and business of the Company (other than pursuant to a plan of liquidation);

         (D) for any reason during any period of two (2) consecutive years (not including any period prior to the date of this Agreement) a majority of the Board is constituted by individuals other than (1) individuals who were directors immediately prior to the beginning of such period, and (2) new directors whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors immediately prior to the beginning of the period or whose election or nomination for election was previously so approved.

                         (v) For purposes of this Section 7(d), "PERSON" means
any natural person, corporation, or any other entity; PROVIDED, HOWEVER, that the term "Person" shall not include any stockholder or employee of the Company on the date immediately prior to the initial public offering of the Company's common stock or any estate or member of the immediate family of such a stockholder or employee.

                     (e) In the event of any termination pursuant to Section 5, the Executive shall be entitled to retain any and all options to purchase securities of the Company granted to the Executive pursuant to the terms and conditions of any of the Company's stock incentive plans or otherwise that have vested as of the date of such termination.

                     (f) Any Severance Payments made pursuant to this Section 7 shall be payable in equal semi-monthly installments over the required duration set forth herein; provided, however, that the Executive may elect, in lieu of receiving the required Severance Payments and continued benefits and fringe benefits over time to receive a single lump-sum payment equal to the net present value of the stream of Severance Payments and the estimated cost of continued benefit and fringe benefits computed using a discount rate to present value equal to the then-current Bank of America Prime Rate.

                     (g) If, in spite of the provisions above entitling the Executive to benefits under any benefit plan, such benefits are not payable or provideable under any such plan to the Executive, or to the Executive's dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Company, then the Company shall independently pay or provide for payment of such benefits for the remainder of the Employment Term, unless the Executive has elected to receive the cost of such benefits pursuant to subsection (f) above.

                     (h) The continuing obligation of the Company to make any Severance Payment to the Executive is expressly conditioned upon the Executive complying and continuing to comply with his obligations and covenants under Sections 6, 8 and 9 of this Agreement following termination of his employment with the Company.

                     (i) In the event that any payment by or on behalf of the Company or Golf Trust of America, L.P. (or any affiliate of or successor to either of them) to Executive (whether or not such payment is required under this Agreement) qualifies, or on the advice of the Executive's counsel or the Company's auditors could reasonably be expected to qualify, as an "excess parachute payment" under Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended (the "Tax Code"), the Company shall immediately make additional payments in cash to Executive (so called "gross-up payments") so that the Executive will be put in the same after-tax position as he would have been in had no excise tax been imposed by Section 4999 of the Tax Code (or any successor or similar provision). In the event that the Company makes a payment under this Section 7(i) in the expectation that such excise tax may be imposed, but such tax is not ultimately imposed, the Executive shall refund the payment to the Company upon its written request, plus any interest actually earned on such funds while in the Executive's possession (net of the Executive's tax liability on such interest).

                  8. COVENANT OF CONFIDENTIALITY. In addition to the agreements set forth in Section 6, the Executive hereby agrees that the Executive will not, during the Employment Period or for one (1) year thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information. As used in this Agreement, "CONFIDENTIAL INFORMATION" means: non-public information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, about the Company's subsidiaries, affiliates and partners thereof, owners, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to properties that the Company or any of its affiliates, subsidiaries or partners thereof owns or may be considering acquiring an interest in; PROVIDED, HOWEVER, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of, any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) the Executive is required by law to disclose to a third party.

                  9. COVENANT NOT TO COMPETE.

                     (a) The Executive agrees that during the Employment Period he will devote substantially his full working time to the business of the Company and will not engage in any competitive business. Subject to such fulltime requirement and the other restrictions set forth in this Section 9 and
Section 3(d) above, the Executive shall be permitted to continue his existing business investments and activities and may pursue additional business investments. Without limiting the foregoing, the Executive specifically covenants that during and after his employment with the company he shall not:

                         (i) compete directly with the Company in a business
similar to that of the Company;

                         (ii) compete directly or indirectly with the Company,
its subsidiaries and/or partners thereof with respect to any acquisition or development of any real estate project undertaken or being considered by the Company, its subsidiaries and/or partners thereof at the end of Executive's Employment Period;

                         (iii) lend or allow his name or reputation to be used
by or in connection with any business competitive with the Company, its subsidiaries and/or partners thereof; or

                         (iv) intentionally interfere with, disrupt or attempt
to disrupt the relationship, contractual or otherwise, between the Company, its subsidiaries and/or partners thereof, and any lessee, tenant, supplier, contractor, lender, employee or governmental agency or authority.

                     (b) Notwithstanding anything to the contrary in this
Section 9 or elsewhere in this Agreement, the Executive shall be permitted, at his option, to invest in residential real estate developments and resort operations in which Larry D. Young or his affiliates now or hereafter participate.

                     (c) The provisions of this Section 9 shall survive for one
(1) year and no longer following the termination of the Employment Period regardless of whether such termination is for Good Cause or without Good Reason or otherwise; PROVIDED, HOWEVER, that if the Executive resigns or is terminated during the twelve months following a Change in Control (as defined in Section 7(d)) or following stockholder approval of the Plan of Liquidation approved by the Board on February 25, 2001, then the provisions of this Section 9 shall not survive the Executive's resignation or termination.

                  10. INJUNCTIVE RELIEF AND ENFORCEMENT. In the event of breach by the Executive of the terms of Sections 6, 8 or 9, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 6, 8 or 9 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. The Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of Sections 6, 8 or 9 may be inadequate.

In addition, in the event the agreements set forth in Sections 6, 8 or 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

                  11. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:




If to the Executive:                W. Bradley Blair, II
                                    3554 Bohicket Road
                                    Johns Island, South Carolina 29455

If to the Company:                  Golf Trust of America, Inc.
                                    14 North Adger's Wharf
                                    Charleston, South Carolina  29401
                                    Attention:  Chairman, Compensation Committee
                                    telecopy:  (843) 723-0479

With a copy to:                     Peter T. Healy, Esq.
                                    O'Melveny & Myers LLP
                                    Embarcadero Center West
                                    275 Battery Street, Suite 2600
                                    San Francisco, California 94111-3305
                                    telecopy:  (415) 984-8701



or to such other address as either party may furnish to the other from time to time in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  12. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; PROVIDED, HOWEVER, that if any one or more of the terms contained in Sections 6, 8 or 9 hereto shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to enable it to be enforced to the extent compatible with applicable law.

                  13. ASSIGNMENT. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

                  14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  15. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  16. CHOICE OF LAW AND CONSENT TO JURISDICTION. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of South Carolina (without reference to the choice of law provisions of the State of South Carolina), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern. All judicial proceedings in connection with this Agreement may be brought in any state or federal court of competent jurisdiction in Charlotte City, South Carolina, and each party hereby accepts the non-exclusive jurisdiction and venue of such courts.

                  17. LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND (II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS NATURAL TERM OR THROUGH ANY SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.

                  18. WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

                  19. ENTIRE AGREEMENT. This Agreement, and the related agreements referred to herein, contain the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby and no representations promises agreements or understandings written or oral, not herein contained or referenced shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Board of Directors of the Company.

                  20. EXECUTIVE'S ACKNOWLEDGMENT. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.




                              "COMPANY"

                              GOLF TRUST OF AMERICA, INC.,
                              a Maryland corporation



                             By:  /s/ SCOTT D. PETERS
                                 --------------------------
                                 Scott D. Peters
                                 Senior Vice President

                            "EXECUTIVE"

                             /s/ W. BRADLEY BLAIR, II
                             ------------------------------
                             W. BRADLEY BLAIR, II

                                    EXHIBIT A

                         BOARD MINUTES OF APRIL 25, 1997


14.      COMPENSATION COMMITTEE MATTERS

         Mr. Chapman, Chairman of the Compensation Committee, led a discussion of compensation matters.

         a.       APPROVAL OF BENEFIT PLANS

                  After discussion, upon motion duly made, seconded and unanimously carried, the following recitals and resolutions were adopted by the Board:

                  WHEREAS, the employment agreements between the Company and W. Bradley Blair, II, David J. Dick and Scott D. Peters (collectively the "Executives") contemplate but do not require that the Company will establish certain benefit plans for its Executives;

                  WHEREAS, this Board of Directors deems it advisable and in the best interest of the Company and its stockholders to make certain benefit plans available to the Executives; and

                  WHEREAS, this Board of Directors deems it appropriate to direct the provision of certain employee benefits and the adoption of certain benefit plans;

                  NOW, THEREFORE, BE IT RESOLVED, that the Company shall offer the following benefits to each of the Executives:

                  1. Financial planning, tax compliance assistance and related services (to be provided initially by the Company's accountant, and thereafter by such provider as the President shall select);

                  2.       Accidental death and dismemberment insurance plan;

                  3. Long-term disability insurance (at 50% of employee's salary);

                  4. Payment of, or reimbursement for, professional association dues, professional licensing fees, continuing education tuition and associated expenses.

                  RESOLVED FURTHER, that the Company shall provide the following benefits to each of the Executives with the frequency or in the amounts indicated:

                  1. Full health exam and medical testing available on the following basis:

                                    Blair:           Annually
                                    Dick:            Bi-Annually

                                    Peters:          Bi-Annually

                  2. Automobile allowances in the following amounts or, at the Compensation Committee's option and on such terms and conditions as the Compensation Committee shall specify, use of Company automobiles:

                                    Blair:           $1000/month
                                    Dick:            $800/month
                                    Peters:          $600/month

                  RESOLVED FURTHER, that the enumeration of benefits in these resolutions is non-exclusive and shall not be construed to limit the availability of other benefits for which the Executives or any of them are otherwise eligible.

                  RESOLVED FURTHER, that W. Bradley Blair, II and such other officers as he may from time to time designate be, and hereby are, authorized and empowered on behalf of and by the Company and in its name to enter into contracts with providers of the above benefit packages as each shall deem advisable to accomplish the purposes of these resolutions.

                  RESOLVED FURTHER, that each of the officers of this Company be, and hereby is, authorized and empowered on behalf of this Company and in its name to execute any applications, certificates, agreements, or any other instruments or documents or amendments or supplements thereto, or to do and to cause to be done any and all other acts and things as such officers may in their discretion deem necessary or appropriate to carry out the purposes of each of the foregoing resolutions, the execution and delivery of such documents and the taking of such actions to be conclusive evidence of the necessity or appropriateness thereof.

                  RESOLVED FURTHER, that any and all actions heretofore or hereafter taken by any appropriate officer or authorized representative of this Company within the terms or intent of any of the foregoing resolutions be, and hereby are, ratified and confirmed as the act and deed of this Company.

                                   EXHIBIT B

                         FORM OF MASTER PROMISSORY NOTE

                                    EXHIBIT C

                         FORM OF MASTER PLEDGE AGREEMENT